Exhibit 5.1

[Letterhead of Locke Lord LLP]

November 20, 2013

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

Ladies and Gentlemen:

We have acted as counsel to PMC Commercial Trust, a Texas real estate investment trust (the “Company”), in connection with the proposed merger (the “Merger”) of CIM Merger Sub, LLC (“CIM Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary of CIM Urban REIT, LLC, a Delaware limited liability company (“CIM REIT”), with and into Southfork Merger Sub, LLC (“PMC Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated as of July 8, 2013 (the “Merger Agreement”), by and among the Company, PMC Merger Sub, CIM REIT and CIM Merger Sub. The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (No. 333-190934) (the “Registration Statement”) relating to 22,000,003 of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to be issued to Urban Partners II, LLC, a Delaware limited liability company (“Urban II”) pursuant to the Merger Agreement, as modified to reflect the terms of that certain Consent to Assignment and Limited Waiver to Agreement and Plan of Merger dated as of November 20, 2013 by and among the Company, CIM Merger Sub, CIM REIT and PMC Merger Sub (the terms of which were acknowledged and agreed to by Urban II) (the “Consent and Waiver”). Subsequent references to the “Merger Agreement” in this opinion shall be deemed to include the modifications thereto set forth in the Consent and Waiver.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, (a) the Company’s Declaration of Trust and Bylaws, each as amended to date, (b) the Merger Agreement, (c) the Registration Statement and (d) certain minutes of proceedings and/or resolutions of the Company’s Board of Trust Managers and the Board of Directors of the PMC Merger Sub. In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of electronic certificates or electronic, telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

November 20, 2013

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas, the federal laws of the United States of America and, to the extent relevant to the opinions expressed herein, Section 18-209 of the Delaware Limited Liability Company Act, as amended, each as presently in effect, and, accordingly, no opinion is expressed with respect to any matter that under any document relevant to or covered by this letter is purported to be governed by the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations hereinabove and hereinafter stated, it is our opinion that the Common Shares issuable upon consummation of the Merger have been duly authorized by all necessary action on behalf of the Company and, when issued and delivered to Urban II in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (a) the Registration Statement, and any amendments thereto, will have been declared effective by the Commission, (b) the parties to the Merger Agreement shall have either satisfied all conditions to the consummation of the Merger pursuant to the Merger Agreement or such conditions shall have been lawfully waived, and (c) the resolutions authorizing the Company to issue the Common Shares pursuant to the Merger Agreement as adopted by the Company’s Board of Trust Managers will be in full force and effect at all times at which the Common Shares are issued by the Company.

We undertake no, and disclaim any, obligation to advise you of any change in or any new development that might affect any matters or opinions set forth herein.

November 20, 2013

We consent to the reference to our Firm under the heading “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.

Very truly yours, Locke Lord LLP

By:	/s/ X. Lane Folsom
X. Lane Folsom, Partner